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                         INVESTMENT MANAGEMENT AGREEMENT

                  THIS INVESTMENT MANAGEMENT AGREEMENT is made as of the 28th day of October, 2002 by and between SCUDDER RREEF REAL ESTATE FUND, INC., a Maryland corporation (the "Fund"), and DEUTSCHE ASSET MANAGEMENT, INC., a Delaware corporation (the "Manager").

                  WHEREAS, the Fund is registered as a closed-end, non-diversified management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

                  WHEREAS, the Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and engages in the business of acting as an investment adviser; and

                  WHEREAS, the Fund and the Manager desire to enter into an agreement to provide investment management and administrative services for the Fund on the terms and conditions hereinafter set forth.

                  NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

         1. APPOINTMENT OF MANAGER. The Fund hereby appoints the Manager to act as the Fund's investment manager. The Manager shall manage the Fund's affairs and shall supervise all aspects of the Fund's operations (except as otherwise set forth herein), including the investment and reinvestment of the cash, securities or other properties comprising the Fund's assets, subject at all times to the policies and control of the Fund's Board of Directors. The Manager shall give the Fund the benefit of its best judgment, efforts and facilities in rendering its services as Manager.

         2. DELIVERY OF DOCUMENTS. The Fund has furnished the Manager with copies properly certified or authenticated of each of the following:

                  (a) The Fund's Articles of Incorporation, filed with the State of Maryland on August 6, 2002 and all amendments thereto (such Articles of Incorporation, as presently in effect and as they shall from time to time be amended, are herein called the "Articles");

                  (b) The Fund's By-Laws and all amendments thereto (such By-Laws, as presently in effect and as they shall from time to time be amended, are herein called the "By-Laws");

                  (c) Resolutions of the Fund's Board of Directors and shareholders authorizing the appointment of the Manager and approving this Agreement;
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                  (d) The Fund's Notification of Registration filed pursuant to
         Section 8(a) of the 1940 Act on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission (the `SEC') on August 6, 2002;

                  (e) The Fund's Registration Statement on Form N-2 under the Securities Act of 1933, as amended (the "1933 Act") (File No. 333-97717) and under the 1940 Act as filed with the SEC on August 6, 2002 relating to the shares of the Fund, and all amendments thereto; and

                  (f) The Fund's most recent prospectus and statement of additional information (such prospectus and statement of additional information, as presently in effect, and all amendments and supplements thereto are herein together called the "Prospectus"). The Fund will furnish the Manager from time to time with copies, properly certified or authenticated, of all amendments or supplements to the foregoing, if any, and all documents, notices and reports filed with the SEC.

         3. DUTIES OF MANAGER. In carrying out its obligations under Section 1 hereof, the Manager shall:

                  (a) supervise and manage all aspects of the Fund's operations, except for distribution services;

                  (b) formulate and implement continuing programs for the purchases and sales of securities, consistent with the investment objective and policies of the Fund;

                  (c) provide the Fund with such executive, administrative and clerical services as are deemed advisable by the Fund's Board of Directors;

                  (d) provide the Fund with, or obtain for it, adequate office space and all necessary office equipment and services, including telephone service, utilities, stationery, supplies and similar items for the Fund's principal office;

                  (e) obtain and evaluate pertinent information about significant developments and economic, statistical and financial data, domestic, foreign or otherwise, whether affecting the economy generally or the Fund, and whether concerning the individual issuers whose securities are included in the Fund's portfolio or the activities in which they engage, or with respect to securities which the Manager considers desirable for inclusion in the Fund's portfolio;

                  (f) determine which issuers and securities shall be represented in the Fund's portfolio and regularly report thereon to the Fund's Board of Directors; and

                  (g) take all actions necessary to carry into effect the Fund's purchase and sale programs; and

                  (h) supervise the operations of the Fund's transfer and dividend disbursing agent;

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                  (i) provide the Fund with such administrative and clerical services for the maintenance of certain shareholder records, as are deemed advisable by the Fund's Board of Directors;

                  (j) arrange, but not pay for, the periodic updating of prospectuses and supplements thereto (as required), proxy material, tax returns, reports to the shareholders of the Fund and reports to and filings with the SEC and state Blue Sky authorities; and

                  (k) establish, but not pay for, a toll-free "800" number for the Fund to respond to telephone inquiries from shareholders and others about the Fund and, if requested by the Fund, provide, but not pay for, certain information via an audio response system.

         4. BROKER-DEALER RELATIONSHIPS. In the event that the Manager is responsible for decisions to buy and sell securities for the Fund, broker-dealer selection, and negotiation of its brokerage commission rates, the Manager's primary consideration in effecting securities transactions will be to obtain the best price and execution on an overall basis. In performing this function the Manager shall comply with applicable policies established by the Board of Directors and shall provide the Board of Directors with such reports as the Board of Directors may require in order to monitor the Fund's portfolio transaction activities. In certain instances the Manager may make purchases of underwritten issues at prices which include underwriting fees. In selecting a broker-dealer to execute each particular transaction, the Manager will take the following into consideration: the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the Fund on a continuing basis. Accordingly, the price to the Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered. Subject to such policies as the Board of Directors may determine, the Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker-dealer that provides brokerage and research services to the Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker-dealer would have charged for effecting transaction, if the Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either that particular transaction or the Manager's overall responsibilities with respect to the Fund. The Manager is further authorized to allocate the orders placed by it on behalf of the Fund to such broker-dealers who also provide research or statistical material or other services to the Fund or the Manager. Such allocation shall be in such amounts and proportions as the Manager shall determine and the Manager will report on said allocation regularly to the Board of Directors of the Fund, indicating the broker-dealers to whom such allocations have been made and the basis therefor.

                  Consistent with the Conduct Rules of the National Association of Securities Dealers, Inc., and subject to seeking the most favorable price and execution available and such other policies as the Directors may determine, the Manager may consider services in connection with the sale of shares of the Fund as a factor in the selection of broker-dealers to execute portfolio transactions for the Fund.

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                  Subject to the policies established by the Board of Directors in compliance with applicable law, the Manager may direct Deutsche Bank Securities Inc. or its affiliates ("DB Securities") to execute portfolio transactions for the Fund on an agency basis. The commissions paid to DB Securities must be, as required by Rule 17e-1 under the 1940 Act, "reasonable and fair compared to the commission, fee or other remuneration received or to be received by other brokers in connection with comparable transactions involving similar securities during a comparable period of time." If the purchase or sale of securities consistent with the investment policies of the Fund or one or more other accounts of the Manager is considered at or about the same time, transactions in such securities will be allocated among the accounts in a manner deemed equitable by the Manager. DB Securities and the Manager may combine such transactions, in accordance with applicable laws and regulations, in order to obtain the best net price and most favorable execution.

                  The Fund will not deal with the Manager or DB Securities in any transaction in which the Manager or DB Securities acts as a principal with respect to any part of the Fund's order. If DB Securities is participating in an underwriting or selling group, the Fund may not buy portfolio securities from the group except in accordance with policies established by the Board of Directors in compliance with the rules of the SEC.

         5. CONTROL BY BOARD OF DIRECTORS. Any management or supervisory activities undertaken by the Manager pursuant to this Agreement, as well as any other activities undertaken by the Manager on behalf of the Fund pursuant thereto, shall at all times be subject to any applicable directives of the Board of Directors of the Fund.

         6. COMPLIANCE WITH APPLICABLE REQUIREMENTS. In carrying out its obligations under this Agreement, the Manager shall at all times conform to:

                  (a) all applicable provisions of the 1940 Act and any rules and regulations adopted thereunder;

                  (b) the provisions of the Registration Statement of the Fund under the Securities Act of 1933 and 1940 Act;

                  (c) the provisions of the Articles;

                  (d) the provisions of the By-Laws; and

                  (e) any other applicable provisions of Federal and State law.

         7. EXPENSES. The expenses connected with the Fund shall be allocable between the Fund and the Manager as follows:

                  (a) The Manager shall, subject to compliance with applicable banking regulations, furnish, at its expense and without cost to the Fund, the services of one or more officers of the Fund, to the extent that such officers may be required by the Fund, for the proper conduct of its affairs.

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                  (b) The Fund assumes and shall pay or cause to be paid all other expenses of the Fund, including, without limitation: payments to the Fund's underwriters; the charges and expenses of any registrar, any custodian or depository appointed by the Fund for the safekeeping of its cash, portfolio securities and other property, and any transfer, dividend or accounting agent or agents appointed by the Fund; brokers' commissions chargeable to the Fund in connection with portfolio securities transactions to which the Fund is a party; all taxes, including securities issuance and transfer taxes, and fees payable by the Fund to Federal, State or other governmental agencies; the costs and expenses of engraving or printing of certificates representing shares of the Fund; all costs and expenses in connection with the registration and maintenance of registration of the Fund and its shares with the SEC, securities exchanges and various states and other jurisdictions (including filing fees, exchange listing fees, legal fees and disbursements of counsel); the costs and expenses of printing, including typesetting, and distributing prospectuses and statements of additional information of the Fund and supplements thereto to the Fund's shareholders; all expenses of shareholders' and Directors' meetings and of preparing, printing and mailing of proxy statements and reports to shareholders; fees and travel expenses of directors or director members of any advisory board or committee; all expenses incident to the payment of any dividend, distribution or redemption, whether in shares or in cash; charges and expenses of any outside service used for pricing of the Fund's shares; charges and expenses of legal counsel, including counsel to the Directors of the Fund who are not `interested persons' (as defined in the 1940 Act) of the Fund and of independent accountants, in connection with any matter relating to the Fund; membership dues of industry associations; interest payable on Fund borrowings; postage; insurance premiums on property or personnel (including officers and directors) of the Fund which inure to its benefit; extraordinary expenses (including but not limited to, legal claims and liabilities and litigation costs and any indemnification related thereto); and all other charges and costs of the Fund's operation unless otherwise explicitly provided herein.

         8. DELEGATION OF MANAGEMENT SERVICES.

                  (a) Subject to the approval of the Board of Directors including a majority of the Fund's Directors who are not "interested persons" (as defined in the 1940 Act) of the Fund and shareholders of the Fund, the Manager may delegate to an unaffiliated sub-adviser its duties enumerated in Section 3, hereof. The Manager shall continue to supervise the activities of any such sub-adviser and shall report regularly thereon to the Fund's Board of Directors, but shall not be responsible for the sub-adviser's performance under the sub-advisory agreement.

                  (b) Subject to the prior approval of a majority of the members of the Fund's Board of Directors, including a majority of the Directors who are not "interested persons," as defined in the 1940 Act, the Manager may, through a sub-advisory agreement or other arrangement, delegate to any other company that the Manager controls, is controlled by, or is under common control with, or to specified employees of any such companies, or to more than one such company, to the extent permitted by applicable law, certain of the Manager's duties enumerated in Section 3 hereof, and may adjust the duties of such entity, the portion of portfolio assets of the Fund that such entity


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         shall manage and the fees to be paid to such who are not "interested persons," as defined in the 1940 Act; provided, that the Manager shall continue to supervise the services provided by such company or employees and any such delegation shall not relieve the Manager of any of its obligations hereunder.

                  (c) The Manager may, but shall not be under any duty to, perform services on behalf of the Fund which are not required by this Agreement upon the request of the Fund's Board of Directors. Such services will be performed on behalf of the Fund and the Manager's charge in rendering such services may be billed monthly to the Fund, subject to examination by the Fund's independent accountants. Payment or assumption by the Manager of any Fund expense that the Manager is not required to pay or assume under this Agreement shall not relieve the Manager of any of its obligations to the Fund nor obligate the Manager to pay or assume any similar Fund expense on any subsequent occasions.

         9. COMPENSATION. For the services to be rendered and the expenses assumed by the Manager, the Fund shall pay to the Manager monthly compensation at an annual rate of 0.85% of the Fund's average daily managed assets (i.e., the net asset value of Fund Common Shares plus the liquidation preference of any Fund preferred shares and the principal amount of any borrowings used for leverage). The Manager agrees to waive investment management fees in the amount of 0.25% of the Fund's average daily total managed assets until October 31, 2007, such waiver declining by 0.05% for each subsequent twelve-month period until October 31, 2011.

                  Except as hereinafter set forth, compensation under this Agreement shall be calculated and accrued daily and the amounts of the daily accruals shall be paid monthly. If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for that part of the month this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of the Manager's compensation for the preceding month shall be made as promptly as possible.

         10. NON-EXCLUSIVITY. The services of the Manager to the Fund are not to be deemed to be exclusive, and the Manager shall be free to render investment management and corporate administrative or other services to others (including other investment companies) and to engage in other activities, so long as its services under this Agreement are not impaired thereby. It is understood and agreed that officers or directors of the Manager may serve as officers or Directors of the Fund, and that officers or Directors of the Fund may serve as officers or directors of the Manager to the extent permitted by law; and that the officers and directors of the Manager are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, trustees or directors of any other firm, trust or corporation, including other investment companies.

         11. TERM AND RENEWAL. This Agreement shall become effective as of the date hereof and shall continue in force and effect, subject to Section 12 hereof, for two years from the date hereof. Following the expiration of its initial two-year term, this Agreement shall continue in force and effect from year to year, provided that such continuance is specifically approved at least annually:

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                  (a) (i) by the Fund's Board of Directors or (ii) by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act), and

                  (b) by the affirmative vote of a majority of the Directors who are not parties to this Agreement or `interested persons' (as defined in the 1940 Act) of a party to this Agreement (other than as Directors of the Fund) by votes cast in person at a meeting specifically called for such purpose.

         12. TERMINATION. This Agreement may be terminated without the payment of any penalty, by the Fund upon vote of the Fund's Board of Directors or a vote of a majority of the Fund's outstanding voting securities (as defined in the 1940 Act), or by the Manager, upon sixty (60) days' written notice to the other party. This Agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act).

         13. LIABILITY OF MANAGER. In the performance of its duties hereunder, the Manager shall be obligated to exercise care and diligence and to act in good faith and to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement, but the Manager shall not be liable for any act or omission which does not constitute willful misfeasance, bad faith or gross negligence on the part of the Manager or its officers, directors or employees, or reckless disregard by the Manager of its duties under this Agreement.

         14. NON-LIABILITY OF DIRECTORS AND SHAREHOLDERS. Any obligation of the Fund hereunder shall be binding only upon the assets of the Fund or the applicable series thereof, and shall not be binding upon any Director, officer, employee, agent, or shareholder of the Fund. Neither the authorization of any action by the Directors or the shareholders of the Fund nor the execution of this Agreement on behalf of the Fund shall impose any liability upon any Director or shareholder.

         15. NOTICES. Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Fund for this purpose shall be 280 Park Avenue, New York, New York 10017 and the address of the Manager for this purpose shall be 280 Park Avenue, New York, New York 10017.

         16. QUESTIONS OF INTERPRETATION. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Otherwise the provisions of this Agreement shall be interpreted in accordance with the laws of Maryland.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers on the day and year first above written.

[SEAL]                                      SCUDDER RREEF REAL ESTATE FUND, INC.


Attest:  /s/ CONOR S. GALLAGHER             By:  /s/ BRUCE ROSENBLUM
         -------------------------               -------------------------
Name:  Conor S. Gallagher                   Name:   Bruce Rosenblum
                                            Title:  Assistant Secretary



[SEAL]                                      DEUTSCHE ASSET MANAGEMENT, INC.


Attest:  /s/ CONOR S. GALLAGHER
         -------------------------          By:  /s/ RICHARD HALE
Name:  Conor S. Gallagher                        -------------------------
                                            Name:   Richard Hale
                                            Title:  Vice President


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